Exhibit 99.1

UNFI Announces Appointments of Sandy Douglas as Chief Executive Officer and Jack Stahl as Independent Chair of the Board

PROVIDENCE, R.I., July 28, 2021 /BUSINESS WIRE -- United Natural Foods, Inc. (NYSE: UNFI) today announced the appointment of J. Alexander (Sandy) Miller Douglas to the role of Chief Executive Officer and a member of its Board of Directors effective August 9, 2021. Mr. Douglas is a proven, customer-focused, strategic leader who brings a broad background and expertise in distribution, sales, marketing, and e-commerce as the Company’s new CEO. Mr. Douglas was selected after an extensive search to replace Mr. Steven Spinner, who earlier announced his retirement as CEO and who will concurrently retire from the Board, both effective August 9, 2021. Mr. Spinner will continue to provide Management and Board advisory services to UNFI through a transition period for up to one year after his retirement.

Mr. Douglas most recently served as Chief Executive Officer of Staples, Inc., leading the North American business-to-business distribution platform’s strategic transformation and guiding the Company throughout the COVID-19 pandemic. Prior to Staples, Mr. Douglas served as President of Coca-Cola North America, overseeing the $10 billion revenue business, encompassing all aspects of its consumer and business-to-business operations. During Mr. Douglas’ 30-year tenure at The Coca-Cola Company, he also served as Global Chief Customer Officer, and held a variety of leadership positions across sales and marketing.

“We are pleased to welcome Sandy as our new CEO and member of the UNFI Board,” said Ms. Denise Clark, Chair of the Board’s Nominating and Governance Committee and CEO Succession Planning Committee. “He has a demonstrated track record leading large-scale transformation and growth through strategic, customer-focused action. His extensive experience, which is directly aligned with UNFI’s focus on growing the core business while investing in innovation, make Sandy well-suited to successfully drive the Company through its next chapter of growth.”

Mr. Douglas said, “I am honored to join UNFI. The Company’s vision to transform the future of food has never been more important, and the opportunities in front of us are tremendous. Under Steve, UNFI has built a strong foundation for growth, and I look forward to working with UNFI’s exceptional leadership team, the 30,000 hard-working associates across this entire organization and our Board to continue delivering innovative growth platforms that help make our customers stronger and our operations more successful.”

“We also recognize Steve for his transformational impact on UNFI,” said Mr. Michael Funk, Board member and co-Founder of UNFI. “Since taking the helm in 2008, under his leadership, the Company has become the largest grocery wholesaler in the country by acquiring a variety of businesses and innovating new products and services. Steve has navigated this tremendous growth and change the right way, bringing teams together and preserving the culture of UNFI and its core mission and values. As co-Founder of the Company, I personally want to extend my gratitude for all that Steve has accomplished during his 13 years at UNFI.”

Peter Roy, UNFI’s Lead Independent Director added, “Steve has been a pioneer in the industry and leader of sustainable growth in the food supply chain through progressive environmental, social and governance commitments that truly are Better for All. The entire Board thanks Steve for his dedication to and leadership of UNFI, and we wish him all the best as he transitions into retirement.”

“It has been my great honor to lead UNFI,” said Mr. Spinner. “I am so proud of what this team, including Mr. Chris Testa, who will continue in his President role, continues to achieve as the largest grocery distributor in North America. With unmatched scale, product and service offerings, and a commitment to innovation and sustainability, I truly believe UNFI is positioned to deliver exceptional value for its customers and stakeholders going forward.”

Also effective as of August 9, 2021, the UNFI Board has elected Mr. Jack Stahl to serve as Independent Chair of the Board. Mr. Stahl has served in senior leadership positions throughout his career, most recently as President and CEO of Revlon Inc., and currently serves as Lead Director of Catalent, Inc. “Since joining our Board, Jack has made meaningful contributions and developed strong relationships,” said Ms. Clark. “Jack’s experience in executive and board leadership roles provide a strong foundation for his leadership of UNFI. The entire board looks forward to working closely with Jack and Sandy as we guide UNFI’s growth and support the entire team in their mission to transform the future of food.”

With Mr. Stahl’s appointment as an independent Chair, Mr. Peter Roy will step down as the Company’s Lead Director, a position he has held since 2019, and will remain an active member of the UNFI Board. “During Mr. Roy’s oversight as Lead Director, UNFI has met the challenges of a rapidly changing macro environment, the global pandemic, and significant senior leadership changes. His extensive hands-on knowledge of the industry has been invaluable to the UNFI Board over his tenure, and we look forward to his continued service on the Board as the Company transforms the future of food,” said Ms. Clark.

Mr. Stahl joined the Company’s Board in June 2019 and has served as the Chair of the Compensation Committee since September 2020. With Jack stepping into his new role as Chair of the Board, the Compensation Committee has appointed Ms. Daphne Dufresne as the new Compensation Committee Chair, also effective August 9, 2021. Mr. Stahl will continue to serve as a member of the Committee.

About United Natural Foods UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

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FOR INVESTORS:
Steve Bloomquist, 952-828-4144
Steve.j.bloomquist@unfi.com

FOR MEDIA:
Jeff Swanson, 952-903-1645
Jeffrey.s.swanson@unfi.com